Exhibit 10.3

October 11, 2011

John Stacconi

3 Messenger Lane

Sands Point, NY 11050

Dear John:

I am pleased to offer you the position of Managing Director and Global Treasurer of Jefferies Group, Inc. (“Jefferies”), in which you will report to me and have the authority, functions, duties, powers and responsibilities, normally associated with the foregoing position and such additional authority, functions, duties, powers and responsibilities as may be assigned to you from time to time. The terms of our offer are conditioned only on your commencing employment with us no later than ninety days after you tender your resignation to Nomura Holdings America (“Nomura”) (that is, following the 90-day period I understand to be your garden leave), but in no event later than January 15, 2012 (the “Starting Date”) and your successfully passing our normal background investigation and drug-screening test. This agreement (the “Agreement”) will govern the terms of our relationship.

I.	REPRESENTATIONS AND WARRANTIES

A.	You represent and warrant to Jefferies that:

1. As of the date you sign this Agreement, you have resigned as Managing Director-International Treasurer at Nomura.

2. You have not breached any contract or other agreement relating to your employment with Nomura or its subsidiaries or affiliates.

3. You are not the subject of any investigation, whether by any prior employer, any governmental or regulatory authority or any self-regulatory organization.

4. You are not subject to any agreement with or policy of any previous employer that would prevent or restrict you from engaging in activities competitive with the activities of your previous employers or from directly or indirectly soliciting employees to leave the employ of such previous employers, or from directly or indirectly soliciting any clients or customers of such previous employers to transfer its business away from such previous employers or, if you are subject to such an agreement or policy, you have complied and will comply with it.

5. To the best of your current knowledge and belief, your performance of all the terms of this Agreement and as an employee of Jefferies does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you in confidence or in trust prior to your employment hereunder, and that you will not disclose to Jefferies or induce Jefferies or any of its affiliates to use any confidential or proprietary information or material belonging to any previous employer or others.

6. You have not requested, solicited or encouraged, and you will not request, solicit or encourage, any employees, customers or clients of your previous employers to join Jefferies or to leave your previous employers in violation of any common law duties or other obligations to your previous employers.

7. You are not subject to any employment agreement with or policy of your previous employer that would require you to give notice to such previous employer of your resignation in order for such resignation to become effective, unless you have given, or will give, such notice, and any period of time required to elapse before such resignation becomes effective will have elapsed before you commence your employment with Jefferies.

8. You have not taken or retained (and will not take or retain) any documents or files, whether in hard copy or electronic form, which were created, collected or received by you in connection with your previous employment, except for documents and files relating solely to your compensation and benefits.

B.	Jefferies represents and warrants to you that this Agreement is legal, valid and binding upon Jefferies and the person signing this Agreement has authority to sign it.

II.	COMPENSATION

A.	You will receive an annual salary of $400,000, to be paid in 24 equal installments on approximately the 15th and 30th day of each month.

B.	To recompense you for certain periods prior to your joining Jefferies, you will receive a cash payment in the amount of $350,000 that will, subject to applicable tax and other withholding, be paid no later than four weeks after the Starting Date (“Restricted Payment”). If you resign or Jefferies terminates your employment for Cause prior to the second anniversary of the Starting Date, you must, according to the terms contained in the following table, repay Jefferies the gross amount of the Restricted Payment even though you will have only received a net, after-tax and after-withholding Restricted Payment.

If termination date is:	Restricted Payment Payback will be:
At any date prior to the first anniversary of the Starting Date	100% of the gross amount
At any date prior the second anniversary of the Starting Date	50% of the gross amount
At any date on or after the second anniversary of the Starting Date	Zero

C.	You have represented to us that you have approximately $131,250 in deferred, unvested Nomura shares that you will forfeit upon your resignation from Nomura. Subject to the provision of adequate documentation reflecting that amount, we shall pay you $131,250 subject to applicable tax and other withholdings by no later than four weeks after the Starting Date (“Restricted Cash”). If you resign or Jefferies terminates your employment for Cause prior to the fourth anniversary of the Starting Date, you must, according to the terms contained in the following table, repay to Jefferies the gross amount of the Restricted Cash even though you will have only received a net, after-tax and after-withholding Restricted Cash payment.

If termination date is:	Restricted Bonus Payback will be:
At any date prior to the first anniversary of the starting date	100% of the gross amount
At any date prior to the second anniversary of the starting date	75% of the gross amount
At any date prior to the third anniversary of the starting date	50% of the gross amount
At any date prior to the fourth anniversary of the starting date	25% of the gross amount
At any date on or after the fourth anniversary of the starting date	Zero

D.	As an executive officer of Jefferies, you will also be eligible to receive performance based bonus compensation upon achievement of objective established by the Compensation Committee of the Board of Directors. The criteria are the 162m grid and the performance criteria and are the same for the other executive officers of Jefferies. Bonus compensation will be split between cash and equity or equity equivalents pursuant to the percentages set forth in the compensation matrix employed by Jefferies for the relevant year.

III.	TERMINATION

During the period you are employed by Jefferies, you agree that you shall give Jefferies six months’ notice of your intent to terminate your employment (the “Notice Period”). During the Notice Period, you will continue to be entitled to receive your salary (but not any bonus) at the regular payroll dates except in cases in which the six-month delay applies under Section 409A of the Internal Revenue Code (“409A”) as provided below in this Section III, your fiduciary duties and your obligations to Jefferies as an employee of Jefferies will continue, and you will cooperate in the transition of your responsibilities. Jefferies shall have the right, in its sole discretion, to direct that you no longer come in to the office during the Notice Period or, to shorten the Notice Period. In determining whether to exercise this right, Jefferies will act solely in its own best interests, and under no circumstances will it take into consideration any request by you that Jefferies direct you to cease coming into the office or shorten the Notice Period.

This agreement may also be terminated by Jefferies for Cause without further obligation hereunder. “Cause” shall mean your:

A.	Gross neglect, willful failure or willful refusal to timely perform the duties of your employment (other than by reason of a physical or mental illness or impairment), or your gross negligence in the performance of your duties; provided, however, that you shall be given written notice of any such gross neglect, willful failure or willful refusal to perform your duties and no Cause shall exist if you have corrected such gross neglect, willful failure or willful refusal to perform your duties within thirty days of such notice;

B.	Material breach of any agreements, covenants or representations made in any employment agreement or other agreement with Jefferies or any subsidiary or affiliate of Jefferies or material and willful violation of Jefferies internal policies or procedures as are in effect as of the date such action is taken or violation of Jefferies’ Code of Ethics, as amended from time to time; provided however, that you shall be given written notice of any such breach or violation and no Cause shall exist if you have corrected, if correctable, such breach or violation within thirty days of such notice. For purposes of the definition of “Cause” set forth in subsections A. and B. hereof, no act or failure to act, on your part shall be considered “willful” if done, or omitted to be done, by you in good faith and with the reasonable belief that such action or omission was in the best interest of Jefferies.

C.	Conviction of, or plea of guilty or nolo contendere to, a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or any felony of any nature whatsoever; or

D.	Failure to obtain or maintain any registration, license or other authorization or approval that you are required to maintain or that Jefferies or any affiliate of Jefferies reasonably believes is required in order for you to perform your duties; provided, however, that Jefferies shall give you at least ninety days written notice of any such registration, license or other authorization or approval that you are required to obtain.

You agree that, if Jefferies terminates your employment for Cause or you voluntarily leave Jefferies’ employ without Good Reason prior to the date any payment which is due hereunder is made, Jefferies shall have no obligation whatsoever to make any further payments to you hereunder.

For purposes of this Agreement, “Good Reason” means (i) a material diminution in your job titles, authority, duties or responsibilities, (ii) without your consent, you no longer report directly to Jefferies’ Chief Financial Officer, (iii) without your consent, relocation outside the greater New York metropolitan area, it being understood that in the normal course of your activities, you may be require to travel and to spend periods of time away from your office in

New York City, or (iv) a breach by Jefferies of any of its material obligations under this Agreement, provided, however, that (a) you must give notice of the existence of the Good Reason condition within 90 days of its initial existence, by providing written notice to the Chief Executive Officer of Jefferies, (b) Jefferies shall have 60 days during which it may remedy or “cure” the circumstances giving rise to Good Reason and no Good Reason shall exist if Jefferies has remedied or cured the Good Reason during such time period. You must terminate your employment for Good Reason within one year of the initial existence of the Good Reason.

Each amount or benefit payable under this Section III shall be deemed a separate payment for purposes of 409A, and such amounts or benefits shall be paid at the times specified above in this Section III to the maximum extent permissible under 409A without resulting in tax penalties to you. For this purpose, however, if all three of the following conditions are met, those portions of such amounts and benefits constituting a “deferral of compensation” as specified below will be paid on the first business day of the seventh fiscal month after your “separation from service” as defined in Treasury Regulation § 1.409A-1(h) (this is referred to as the “six-month delay” below):

(i)	At the time of your separation from service you were a “specified employee” as defined under 409A (including Treasury Regulation § 1.409A-1(i))

(ii)	At the time of your separation from service, the stock of the Company was publicly traded on an established securities market or otherwise

(iii)	A portion of the payments or benefits constitutes a “deferral of compensation” subject to 409A. For this purpose:

•

Any portion of the payments or benefits deemed payable solely due to involuntary separation from service that qualifies as a “short-term deferral” under Treasury Regulation § 1.409A-1(b)(4) will not be deemed a “deferral of compensation” and will be paid without the six-month delay

•

Any portion of the payments or benefits deemed payable solely due to involuntary separation from service up to the limit specified in Treasury Regulation § 1.409A-1(b)(9)(iii) will not be deemed a “deferral of compensation” and will be paid without the six-month delay

•

Any portion of the payments or benefits, whether or not separation from service is involuntary, up to the limit specified in Treasury Regulation § 1.409A-1(b)(9)(v)(D) (if this limited exclusion is not applied to payments apart from this Agreement) will not be deemed a “deferral of compensation” and will be paid without the six-month delay

•

Any portion of the payments or benefits that may be excluded from being deemed a “deferral of compensation” under any other applicable Treasury Regulation or Internal Revenue Service guidance will be paid without the six-month delay.

If the six-month delay is applicable to any payment, the payment shall be accelerated upon your death during the six-month delay period but not for any other reason (except that acceleration is permitted under Treasury Regulation § 1.409A-3(j)(4)(ii), (iii) and (iv)). For purposes of this Agreement, any payment that is not excluded from being deemed a “deferral of compensation” under 409A and is payable upon a “termination of employment” shall be payable only upon a “separation from service” as defined in Treasury Regulation § 1.409A-1(h) or, if the above rules apply, the specified date at least six months after such separation from service. Any other payments or benefits under this Agreement shall be paid at the times specified herein.

You understand and agree that the Company does not make any representations and is not providing any advice regarding the taxation of the payments hereunder, including but not limited to taxes, interest and penalties under 409A and similar liabilities under state tax laws. No indemnification or gross-up is payable under this Agreement with respect to any such tax, interest, penalty or similar liability, and no interest is payable on any payment or benefit which is subject to a six-month delay hereunder.

The terms of this Agreement relating to a deferral of compensation or compensation excluded from being a deferral under 409A, including any authority of the Company and your rights with respect thereto, shall be limited to those terms permitted under 409A, and any terms not permitted under 409A shall be modified and limited to the extent necessary to conform with 409A but only to the extent that such modification or limitation is permitted under 409A and the regulations and guidance issued thereunder.

IV.	ADDITIONAL OBLIGATIONS

A. Confidential Information. During and after your employment by Jefferies, you will not, directly or indirectly in one or a series of transactions, disclose to any person, or use or otherwise exploit for your own benefit or for the benefit of anyone outside of Jefferies without the consent of Jefferies, any Confidential Information of Jefferies (as such term is defined in Exhibit A hereto), whether or not reduced to writing or physical embodiment and whether prepared by you or not; provided however that (i) you shall have no such obligation to the extent such matters are or become publicly known other than as a result of your breach of your obligations hereunder and (ii) you may, after giving notice to Jefferies to the extent practicable under the circumstances, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process. The terms of this Section IV.A shall survive the termination of your employment with Jefferies, regardless of who terminates your employment, or the reasons therefor.

B. Non-Competition. While you are an employee of Jefferies, you shall not engage in Competitive Activity (as such term is defined in Exhibit A hereto).

C. Non-Solicitation. (i) While you are an employee of Jefferies and for a period of one year following any termination of your employment, you shall not, directly or indirectly, solicit any employees, contractors, or other persons who have rendered services to Jefferies and (ii) while you are an employee of Jefferies and for a period of three months following any termination of your employment, you shall not, directly or indirectly, solicit any customers or clients of Jefferies, all as more fully set forth in Exhibit A hereto.

D. If you willfully breach your obligations in any material respect under this Section IV, Jefferies, in addition to pursuing all available remedies, at law or otherwise, and without limiting its right to pursue the same, may cease all payments to you under this Agreement. For purposes of this subsection D, “willfully’ shall have the same meaning set forth in Section IV hereof.

E. Indemnification. You shall be entitled to the benefit of the indemnification provisions contained on the date hereof in the Certificate of Incorporation, as amended, and By-Laws of Jefferies (not including any amendments or additions after you commence employment hereunder that limit or narrow the protection afforded to you by those provisions).

V.	MISCELLANEOUS

Nothing contained herein shall destroy your employee-at-will status at Jefferies. You, as all employees of the Firm, will be an employee-at-will and your employment with the Firm may be terminated at any time with or without notice, with or without cause or for no reason at all.

You will be entitled to a benefits package commensurate with that received by all other similarly situated executives of Jefferies during your employment, including, without limitation, four weeks of vacation, participation in the 401(k)plan, or other profit-sharing plan or program, group life insurance, hospitalization, medical, dental, accident, disability or similar plan or program of Jefferies now existing.

If you are terminated without Cause, for a period of three months thereafter, you shall continue to receive your medical coverage in effect immediately prior to your termination without Cause.

The amounts referred to above are gross amounts and will be subject to all statutory and any voluntary deductions.

All notices, requests, consents and other communications required or permitted to be given under this Agreement shall be effective only if given in writing and shall be deemed to have been duly given if delivered personally (by hand or by e-mail), or sent by a nationally recognized overnight delivery service, or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith): (i) Jefferies Group, Inc., 520 Madison Ave., New York, New York 10022, Attention: General Counsel; and (ii) to you at your residence address as set forth in this Agreement.

This agreement, together with Exhibit A hereto, constitutes the entire agreement of you and Jefferies with respect to the subject matters referred to herein, and supersedes all prior or contemporaneous negotiations, promises, covenants, agreements and representations of every kind or nature with respect thereto, all of which have become merged and finally integrated into this agreement.

This agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its principles or rules of conflicts of laws, to the extent that such principles or rules would require or permit the application of the law of another jurisdiction. You hereby consent that any arbitration proceeding brought by you with respect to matters related to your employment or this agreement shall be brought before FINRA in the Borough of Manhattan in the State of New York, or if you are permitted to bring such action in a state or federal court, then you hereby consent to the personal jurisdiction of the state and federal courts sitting in the City and State of New York with respect to matters related to your employment or this agreement, and agree that any action with respect thereto shall be brought in such courts.

In the event of a conflict between any term of this Agreement and any of the terms of the agreements or documents referred to herein, the terms of this Agreement shall supersede and govern.

This Agreement and your rights and obligations hereunder may not be assigned by you and except as specifically contemplated in this Agreement, neither you, your legal representative nor any beneficiary designated by you shall have any right, without the prior written consent of Jefferies, to assign, transfer, pledge, hypothecate, anticipate or commute to any person or entity any payment due in the future pursuant to any provision of this Agreement, and any attempt to do so shall be void and shall not be recognized by Jefferies.

This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived only by written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

Neither you nor Jefferies shall have any right to offset any amounts owed by one party hereunder against amounts owed or claimed to be owed to such party, whether pursuant to this Agreement or otherwise, and you and Jefferies shall make all the payments provided for in this Agreement in a timely manner.

If the above terms are acceptable to you, I request that you signify your acceptance of the terms of this letter by signing and dating the copy enclosed and returning it to me.

Sincerely,

/s/ Peregrine C. Broadbent
Chief Financial Officer

AGREED TO AND ACCEPTED BY:

/s/ John Stacconi	Dated: 10/12/11
John Stacconi

EXHIBIT A

1.	CONFIDENTIAL INFORMATION

“Confidential Information” means research, processes, procedures, marketing techniques, marketing and business development plans, client data and financial information. Confidential Information may be disclosed in good faith by you in connection with the performance of your duties under this Agreement. You shall have no obligation hereunder to keep any Confidential Information confidential if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by law, you shall provide Jefferies with prompt notice of such requirement, prior to making the disclosure, so that Jefferies may seek an appropriate protective order. The term “Confidential Information” shall not be deemed to include information publicly known in the trade at the time you first learn of the information or which later becomes commonly known in the trade (other than as a result of a disclosure by you); nor shall the term include general knowledge or general trade information which you independently learn nor information already in your possession prior to your employment by Jefferies.

2.	COMPETITIVE ACTIVITY

“Competitive Activity” means that you, whether acting alone or in conjunction with others, directly or indirectly

A.	Are rendering services for any organization or engaging (either as owner, investor, partner, stockholder, employer, employee, consultant, advisor, or director) directly or indirectly, in any business which is or becomes competitive with the business of Jefferies, its subsidiaries or affiliates; or

B.	Are inducing any customer or client of Jefferies, its subsidiaries or affiliates with whom you have had contacts or relationships, directly or indirectly, during and within the scope of your employment with Jefferies or any of its subsidiaries or affiliates, to curtail, limit, or cancel their business with Jefferies, its subsidiaries or affiliates.

Notwithstanding the foregoing, following the termination of your employment with Jefferies, you shall be free to purchase stock or other securities of an organization or business so long as it is listed upon a recognized securities exchange or traded over-the-counter and such investment does not represent a greater than five percent equity interest in the organization or business.

3.	NON-SOLICITATION

A.	While you are an employee of Jefferies and for a period of one year following any termination of your employment, you shall not, directly or indirectly:

i.	Solicit, induce, or attempt to influence, any employee of Jefferies, its subsidiaries or affiliates to terminate their employment with Jefferies, its subsidiaries or affiliates; or

ii.

Solicit, hire or retain as an employee or independent contractor, or assist any third party in the solicitation, hiring, or retention as an employee or independent contractor, any person who during the previous 12 months was an employee of

Jefferies, or any of its subsidiaries or affiliates.

B.	While you are an employee of Jefferies and for a period of three months following any termination of your employment, you shall not, directly or indirectly, solicit any customer or client of Jefferies, its subsidiaries or affiliates with whom you have had contacts or relationships, directly or indirectly, during and within the scope of your employment with Jefferies or any of its subsidiaries or affiliates, for the purpose or with the intent of encouraging or inducing such customer or client to curtail, limit, or cancel their business with Jefferies, its subsidiaries or affiliates.

4.	ACKNOWLEDGMENTS AND REPRESENTATIONS

You acknowledge and agree that the time periods referred to in the paragraphs above are reasonable and valid in duration and scope and in all other respects. You also represent that your financial resources, experience and capabilities are such that the enforcement of the foregoing covenants will not prevent you from earning a livelihood, and acknowledge that it would cause Jefferies serious and irreparable injury and cost if you were to use your ability and knowledge in competition with Jefferies or to otherwise breach the obligations contained in this Agreement. If the scope of any of the restrictions set forth above are deemed by any arbitration panel, court or other tribunal to be too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and you hereby consent and agree that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

5.	WORKS FOR HIRE

You acknowledge and agree that all copyrightable material and other intellectual property developed or prepared for Jefferies by you during your employment by Jefferies, including without limitation (a) all computer software and all elements thereof and (b) all inventions, improvements, discoveries, designs, documents, and other data (whether or not patentable or copyrightable) made, developed, or first reduced to practice by you for Jefferies, whether solely or jointly with others, during the period of your employment by Jefferies, are deemed to be developed and prepared for the sole and exclusive benefit of Jefferies, and all copyrightable material shall constitute works for hire. Jefferies shall have all right, title, and interest in such material and shall be the author thereof for all purposes under the copyright laws. In the event that any copyrightable material is deemed not to be works for hire, you hereby assign such works to Jefferies and agree, without further compensation or consideration, to immediately take such actions to effect such assignment as may be requested by Jefferies.